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US$1,000,000,000                                      FILED PURSUANT TO RULE 433
5.850% SENIOR NOTES DUE 2013                                 FILE NO. 333-132177

                                (CITIGROUP LOGO)

TERMS AND CONDITIONS:
ISSUER:                                       CITIGROUP INC.
Ratings:                                      Aa1/AA-/AA+  (Moody's / S&P / Fitch)
Trade Date:                                   June 21, 2006
Settlement Date:                              June 28, 2006 (T+5 days)
Maturity:                                     July 2, 2013
Par Amount:                                   $1,000,000,000
Semiannual Coupon:                            5.850% per annum
Public Offering Price:                        99.874%
Gross Fee:                                    0.350%
    Management Fee:                             0.075%
    Underwriting Fee                            0.075%
    Sales Concession:                           0.200%
    Re-allowance:                               0.150%
Purchase Price:                               99.524%
Net Proceeds to Citigroup:                    $995,065,000
Interest Payment Dates:                       Semiannually on the 2nd of each January and July.  Following business day convention.
First Coupon:                                 January 2, 2007.
Day Count:                                    30/360.
Defeasance:                                   Applicable.  Provisions of Sections 11.03 and 11.04 of the Indenture apply.
Redemption at Issuer Option:                  Only for tax purposes.
Redemption for Tax Purposes:                  Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons.  Redemption as a whole, not in part.
Sinking Fund:                                 Not applicable.
Listing:                                      Application will be made to list the notes on the regulated market of the
                                              Luxembourg Stock Exchange.
Minimum Denomination / Multiples:             $100,000/ multiples of  $1,000 in excess thereof
                                                                                                PRINCIPAL AMOUNT PURCHASED
                                                                                                --------------------------

Sole Book Manager:                            Citigroup Global Markets Inc.                          $840,000,000 (84.0%)
Senior Co-Lead Managers:                      Bear, Stearns & Co. Inc.                               $27,500,000  (2.75%)
                                              Goldman, Sachs & Co.                                   $27,500,000  (2.75%)
                                              Lehman Brothers Inc.                                   $27,500,000  (2.75%)
                                              Merrill Lynch, Pierce, Fenner
                                              & Smith Incorporated                                   $27,500,000  (2.75%)
Junior Co-Lead Managers:                      Banc of America Securities LLC                          $10,000,000 (1.00%)
                                              Barclays Capital Inc.                                   $10,000,000 (1.00%)
                                              Deutsche Bank Securities Inc.                           $10,000,000 (1.00%)
                                              Guzman & Company                                        $10,000,000 (1.00%)
                                              Loop Capital Markets, LLC                               $10,000,000 (1.00%)
 CUSIP:                                       172967 DP3
 ISIN:                                        US172967DP30

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US$1,000,000,000                                      FILED PURSUANT TO RULE 433
5.850% SENIOR NOTES DUE 2013                                 FILE NO. 333-132177

                                (CITIGROUP LOGO)

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.